Exhibit 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated June 27, 2013, except Note 2, as to which the date is February 2, 2015, included in the Proxy Statement of Pacific Ethanol, Inc. that is made a part of the Registration Statement (Form S-4 No. 333-00000) and Prospectus of Pacific Ethanol, Inc. for the registration of shares of its common stock and non-voting common stock.

/s/ Ernst & Young LLP

St. Louis, Missouri
February 4, 2015